For Immediate Release
Monday, October 5, 1998

Company  Melanie Lawson
  Contact:        (580) 436-7462


                    Pre-Paid Legal Services, Inc. Consummates
                            Acquisition of TPN, Inc.


         ADA, OK, October 5, 1998 - Pre-Paid Legal Services, Inc. (ASE:PPD) ("Pre-Paid"), today announced the consummation of the previously announced acquisition of TPN, Inc. d.b.a. The Peoples Network, a Dallas based marketing company. TPN was merged into Pre-Paid in a tax-free exchange of 1,000,000 shares of Pre-Paid common stock effective Friday, October 2, 1998.

         "The cooperation between and the excitement generated by the merging of the two marketing forces has been even greater than we could have imagined. The enthusiasm generated by the new associates coming on board has been contagious and we have seen our existing sales force motivated by the influx of new people," said Pre-Paid Legal Services, Inc. Chairman Harland Stonecipher. "Once the merging of the two sales forces has been completed, our existing Pre-Paid sales associates will be encouraged to sign up for the Success Channel. Many of the existing Pre-Paid sales associates have already requested the Success Channel. Pre-Paid training is presently occurring on the Success Channel and we expect this to dramatically increase recruiting and membership sales."

         Since the TPN transaction was consummated on October 2, 1998 it will not be included in Pre-Paid's 1998 third quarter earnings to be announced on Monday, October 19, 1998. There will be a conference call with the investment community at 3:30 p.m. Central Standard Time on such date.

         Prior to negotiations with TPN, and pursuant to restrictions related to pooling of interests accounting treatment, Pre-Paid discontinued its stock repurchase activities that were announced July 23, 1998 after repurchasing 50,000 shares of the authorized 200,000 shares.

         Pre-Paid Legal Services develops, underwrites and markets legal service plans nationally. The plans provide for or reimburse legal service benefits, including unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges, letter writing, document preparation and review and a general trial defense benefit. For more information visit the Pre-Paid web site at www.pplsi.com and the TPN web site at www.tpn.com.